Exhibit 99.1
Amkor Announces Favorable Ruling in Motorola BGA Package Litigation
CHANDLER, Ariz., November 19, 2007 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that the Delaware Superior Court has ruled in favor of Amkor in its litigation with Motorola, Inc. In the lawsuit, entitled Amkor Technology, Inc. v. Motorola, Inc. (C.A. No.: 02C-08-160 CHT), Amkor sought a declaratory judgment relating to a controversy between Amkor and Motorola concerning, among other matters, the assignment by Citizen Watch Co., Ltd. to Amkor of a Patent License Agreement dated January 25, 1996 between Motorola and Citizen and concurrent assignment by Citizen to Amkor of Citizen’s interest in certain patents relating to plastic ball grid array packages. The Court found that the assignment was effective and that Amkor successfully acquired Citizen’s rights in the License and patents. Amkor does not know whether Motorola will appeal the decision.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Contact:
Amkor Technology, Inc.
Gil C. Tily
Corporate Vice President & General Counsel
480-821-5000 ext. 5162